Exhibit 10.1
DEVELOPMENT FINANCING
AND
SERVICES AGREEMENT
between
JAMUL GAMING AUTHORITY
a governmental component and instrumentality of the
Jamul Indian Village,
JAMUL INDIAN VILLAGE
a federally recognized tribe
and
LAKES JAMUL DEVELOPMENT, LLC
a Minnesota limited liability company
Dated: January 17, 2006

     THIS DEVLOPMENT FINANCING and SERVICES AGREEMENT (hereinafter referred to as the “Agreement”) is made and entered into this 17th day of January, 2006 by and between Jamul Indian Village, a federally recognized Indian tribe (hereinafter referred to as the “Tribe”), located in the State of California with tribal offices located at P.O. Box 612 14191 Hwy 94 #16, Jamul, California 91935, the Jamul Gaming Authority (hereinafter referred to as the “Authority”), a governmental component and instrumentality of the Tribe, whose business office is also located at P.O. Box 612 14191 Hwy 94 #16, Jamul, California 91935, and Lakes Jamul Development, LLC, a Minnesota limited liability company (hereinafter referred to as “Lakes”), whose business office is located at 130 Cheshire Lane, Minnetonka, Minnesota 55305.
RECITALS
     A. The Tribe is a federally recognized Indian tribe eligible for the special programs and services provided by the United States to Indians because of their status as Indians and is recognized as possessing powers of self-government.
     B. The United States government holds lands in the State of California in trust for the benefit of the Tribe over which the Tribe exercises jurisdiction and possesses sovereign governmental powers (the Tribe’s “Indian Lands”).
     C. In compliance with the Indian Gaming Regulatory Act of 1988, P.L. 100-497, 25 U.S.C. §2701 et seq. as it may from time to time be amended, the Executive Committee of the Tribe has or will enact a tribal ordinance regulating the operation of gaming activities on the Tribe’s Indian Lands (hereinafter referred to as the “Gaming Control Ordinance”), creating the Jamul Gaming Control Board, and authorizing Class II Gaming and Class III Gaming on the Tribe’s Indian Lands subject to the provisions of the Gaming Control Ordinance and a Tribal-State Compact or gaming procedures issued by the Secretary of the U.S. Department of the Interior.
     D. As a tribal governmental entity, the Authority is vested with the sovereign immunity of the Tribe, and the Tribe has established the Authority, a governmental component and instrumentality of the Tribe, as the legal entity which will own and operate any gaming projects which are to be developed by the Tribe.
     E. The Authority, on behalf of the Tribe, intends to develop and construct a gaming facility and related ancillary facilities on the Tribe’s Indian Lands (hereinafter referred to as the “Project”).
     F. The Authority believes that the development and construction of the Project will provide employment and improve the social, economic, education, and health needs of the Tribe’s members; increase the revenues of the Tribe; and enhance the Tribe’s economic self-sufficiency and self-determination.
     G. The Authority does not presently have the resources or expertise to finance and develop the Project on its own and desires to engage the financing assistance and services of a financing/development company with knowledge and experience in the gaming industry to provide start-up financing and development services in connection with the Authority’s planned Project.
     H. Lakes has represented to the Authority that it has (1) the financial capacity to provide financing for the funds necessary to develop, construct and equip the Project contemplated by this Agreement; and (2) the development and construction management expertise to provide design and construction management services to efficiently plan and built the Project.
     I. Lakes desires to advance to the Authority, subject to the terms and conditions of the Development Financing Loan described herein, sums sufficient to finance the design and construction of the Project contemplated by this Agreement; and subject to the terms and conditions described herein, to provide development design and construction management services in conjunction with the Authority’s development of the Project.
     J. Any dispute regarding this Agreement between the parties is to be subject to the dispute resolution and governing law provisions contained herein, as well as the Resolutions of Limited Waiver attached hereto as Exhibit E and Exhibit F.
     K. The Authority, the Tribe and Lakes intend that this Agreement shall become effective and binding upon the date of execution by the parties.
     L. In connection with a previously proposed gaming project of the Tribe, a Lakes Affiliate previously advanced to the Tribe funds; and it is the intent of the parties hereto to make all such advances and accrued interest thereon subject to the terms and conditions of the Development Financing Loan in accordance with the provisions of Section 2.1 hereof.
     NOW, THEREFORE, in consideration of the hereinafter mutual promises and covenants, and for other good and valuable consideration as set forth herein, the receipt and sufficiency of which are expressly acknowledged, the Authority, the Tribe and Lakes agree as follows:
ARTICLE 1
Definitions
     As they are used in this Agreement, the terms listed below shall have the meaning assigned to them in this Article:

     “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including the terms controlling, controlled by, or under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, partnership or member interests, by contract or otherwise.
     “Agreement” means this Development Financing and Services Agreement, as it may be amended, supplemented, restated or replaced from time to time.
     “Ancillary Facilities” means any hotel, convention center, food and beverage outlets, retail outlets, and any other enterprise designed to promote, support, or enhance the Gaming Facility.
     “Architect” any architectural or engineering firm duly licensed to provide architectural services for the Project Facilities.
     “Authority” means the Jamul Gaming Authority, a governmental component and instrumentality of the Tribe, duly established by action of the Tribe’s General Council under tribal law, whose business office is located at P.O. Box 612 14191 Hwy 94 #16, Jamul, California 91935
     “BIA” means the Bureau of Indian Affairs, established within the United States Department of Interior.
     “Capital Expenditures” means any expenditure that is considered a capital expenditure under GAAP.
     “Claim” means any dispute, claim, question, or disagreement between the Authority or the Tribe and Lakes that is directly or indirectly related to this Agreement, the Note, any Transaction Documents contemplated by this Agreement, or the Project Facilities, whether arising under law or in equity, whether arising as a matter of contract or a tort, and whether arising during or after the expiration of this Agreement or the maturity of the Note.
     “Class II Gaming” means class II gaming as defined in IGRA.
     “Class III Gaming” means class III gaming as defined in IGRA.
     “Collateral” is defined in Section 2.1(a).
     “Compact” means any Tribal-State Compact executed between the Tribe and the State of California entered into and approved by the United States Secretary of the Interior either before or after the Effective Date of this Agreement, and any amendments or modifications thereto.
     “Completion” means the completion of the Gaming Facility, or portions thereof, in substantial accordance with the Plans and Specifications, as evidenced by a completion certificate from the Architect that the Gaming Facility, or portions thereof, have been substantially completed in accordance with the Plans and Specifications, and by the issuance of a certificate of occupancy by the tribal governmental authority having jurisdiction, and certificates of such professional designers, inspectors or consultants or opinions of counsel, as Lakes may reasonably determine to be appropriate, verifying construction and furnishing of the Gaming Facility is in compliance with all Legal requirements.
     “Contractor” means any Person providing materials or services for the design, construction and furnishing of the Project pursuant to a contract.
     “Design Professional” means any Person other than an Architect engaged in the business of providing engineering, landscape, interior design or other design services.
     “Effective Date” means the date the parties execute this Agreement.
     “Equipment Contract” means any contract to finance or acquire equipment or personal property for use in connection with the Project Facilities, exclusive of personal property to be provided pursuant to a Project Construction Contract, whether constituting or characterized as a loan or credit agreement, purchase agreement, financing lease, capital lease, participating lease, license or otherwise.
     “Equipment Vendor” means any Person that sells, leases or licenses personal property to the Authority for use in connection with the Project Facilities.
     “Furnishings and Equipment” shall mean all furniture, furnishings and equipment required for the operation of the Project Facilities, including, without limitation:
     (i) cashier, money sorting and money counting equipment, surveillance and communication equipment, and security equipment;
     (ii) slot machines, video games of chance, table games, keno equipment and other gaming equipment;
     (iii) office furnishings and equipment;
     (iv) specialized equipment necessary for the operation of any portion of the Project Facilities for accessory purposes, including equipment for kitchens, laundries, dry cleaning, cocktail lounges, restaurants, public rooms, commercial and parking spaces, and recreational facilities;
     (v) hotel equipment, furniture and furnishings (to the extent a hotel is included in the Project Facilities); and
     (vi) all other furnishings and equipment now or hereafter located and installed in or about the Project Facilities which are used in the operation of the Project Facilities.

     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.
     “Gaming Commission”means any tribal commission or body of the Tribe that is lawfully performing the obligations and exercising the rights of the tribal gaming regulatory agency established pursuant to the Tribe’s Gaming Ordinance.
     “Gaming Facility”means, in connection with the Project, all buildings, structures and improvements, together with all furniture, fixtures and equipment and personal property (whether tangible or intangible) to be used in connection with the operation of Class II Gaming and/or Class III Gaming.
     “Gaming Facility Site”means the lands as legally described on Exhibit A attached hereto.
     “Gaming Operation”means a “gaming operation” as defined in NIGC regulations, 25 C.F.R. § 502.10.
     “Gaming Ordinance”means any valid gaming ordinance of the Tribe that is in effect for purposes of and to the extent required by IGRA or the Compact.
     “Governmental Authority”means the United States, the BIA, the State of California, the Tribe and any governmental court, agency, department, commission, board, bureau or instrumentality of the foregoing (including the NIGC), but only to the extent it has legal jurisdiction over Class II Gaming or Class III Gaming at the Gaming Facility, the construction of the Project Facilities, or Authority’s, the Tribe’s or Lakes’ obligations under this Agreement or the Note or any Transaction Documents.
     “IGRA” means the Indian Gaming Regulatory Act of 1988, P.L. 100-497, 25 U.S.C. §§ 2701, el seq., as it may be amended from time to time, and all regulations of the NIGC promulgated thereunder.
     “Lakes” means Lakes Jamul Development, LLC, a Minnesota limited liability company and a wholly-owned subsidiary of Lakes Gaming and Resorts, LLC.
     “Lakes Event of Default”is defined in Section 8.1.
     “Legal Requirements”means the Compact and all applicable present and future federal, state, local and Tribe laws, ordinances, resolutions, rules, regulations, permits, licenses and certificates, and any and all present and future orders of courts and administrative bodies of competent jurisdiction, applicable to the Project, the Project Facilities, this Agreement, the Note, or any Transaction Documents.

     “Material Breach”by any party means (a) a material failure of the party to perform a material obligation under this Agreement for reasons not excused under Section 11.5 (Force Majeure); or (b) any material representation or warranty made by a party to this Agreement proves to be knowingly false or erroneous in any material way when made or at any time shall fail to be true and correct in all material respects.
     “Net Income” means with respect to any period of time, Revenues less (a) amounts paid out as, or paid for, prizes; and (b) operating expenses of the Project Facilities in accordance with GAAP.
     “NIGC” means the National Indian Gaming Commission, established by IGRA.
     “Note” means the promissory note executed by the Authority in favor of Lakes in connection with the Development Financing Loan as described in Section 2.1 (a).
     “Opening Date” means the first day on which the Gaming Facility is open to the public for the conduct of Class II Gaming and/or Class III Gaming.
     “Person” means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, joint stock company, trust, estate, unincorporated organization, business association, Indian tribe, commission, instrumentality, firm, joint venture, Governmental Authority, or otherwise.
     “Project” means the development, construction and equipping and future expansion of the Gaming Facility at the Gaming Facility Site and the development, construction and equipping of one or more Ancillary Facilities in connection with the Project, whether such work shall occur simultaneously or in phases during the term of this Agreement, which the parties anticipate to be developed under this Agreement.
     “Project Architect” is defined in Section 3.1 (a).
     “Project Architectural Agreement”is defined in Section 3.1(b).
     “Project Budget” is defined in Section 3.3.
     “Project Construction Contract”is defined in Section 4.1.
     “Project Costs” means (a) all costs of any nature (whether considered an expense or Capital Expenditure) incurred by or on behalf of the Authority, or by or on behalf of Lakes, in connection with the Project in accordance with this Agreement, including all amounts advanced by Lakes to the Authority for the Project, including but not limited to all amounts advanced under the Development Financing Loan and all amounts evidenced by the Note; and (b) all other amounts mutually agreed upon by Lakes and the Authority necessary for the development, construction and equipping of the Project.
     “Project General Contractor”is defined in Section 4.1.

     “Project Facilities” means the Gaming Facility and the Ancillary Facilities in connection with the Project.
     “Project Plans and Specifications”is defined in Section 3.1(b).
     “Proprietary Interest”means proprietary interest in a Gaming Operation within the meaning of IGRA.
     “Revenues” means, with respect to any period of time, all revenues of any nature derived directly or indirectly from the operation of the Project Facilities and permitted under GAAP to be included in the Project Facilities’ total revenues for that period, less any credits or refunds made to customers, guests, or patrons of the Project Facilities, not considered a cost of operations and not applied in any prior period to reduce Revenues. “Revenues” shall include any monies received by the Authority or the Tribe as damages or settlement recovery in connection with any litigation involving actions based upon any dispute concerning the Compact or the Authority or the Tribe’s right to conduct gaming on any lands held or to be acquired by either for such purposes. “Revenues” shall not include (i) any gratuities or service charges added to the bill of a customer, guest or patron of the Project Facilities and payable to employees of the Project Facilities, (ii) promotional allowances for which there is not a direct offsetting item treated as a cost of operations, (iii) any sales, excise, gross receipt, admission, entertainment, tourist or other taxes or charges (or assessments equivalent thereto, or payments made in lieu thereof) that are received from a customer, guest or patron and passed on to governmental or quasi-governmental entities unrelated to the Authority, (iv) any lawful federal, state, or local taxes or impositions (including any payment or fee in lieu of the foregoing) that are collected from patrons of or vendors to the Project Facilities, (v) proceeds of indebtedness of the Authority, and (vi) proceeds from insurance or condemnation (other than proceeds of business interruption insurance and other proceeds received to reimburse the Project Facilities for any item accounted for under GAAP as a cost of operations). “Term” of this Agreement is defined in Section 9.1.
     “Transaction Document”and ‘Transaction Documents” means, collectively, this Agreement, the Note, and each and every dominion account agreement, security agreement or other agreement, document or instrument in favor of Lakes or any Affiliate of Lakes contemplated hereby or thereby or otherwise executed and delivered hereunder or thereunder or in connection with or relating to any agreement, document or instrument relating to the Project Facilities.
     “Tribal Event of Default” is defined in Section 8.3.
     “Tribe” means the Jamul Indian Village, a federally-recognized tribe as listed on the BIA’s federal register notice pursuant to 25 U.S.C. §479a-l.
     “UCC Financing Statements”means UCC-1 financing statements naming the Authority and/or the Tribe as debtor, as the case may be, and naming Lakes as the secured party, in the form approved by the parties.

ARTICLE 2
Development Financing Loan
Section 2.1 Project Development Loan. Subject to the terms and conditions in this Article 2, Lakes shall make advances as needed from time to time to the Authority with respect to the Authority’s payment of Project development, construction, financing and equipping costs (collectively the “Development Financing Loan”) in an aggregate amount to be agreed to by the parties, such amount so agreed to be not less than $300,000 but not to exceed $350,000,000 (the “Development Cap”). Lakes shall have no obligation whatsoever to advance any funds under the Development Financing Loan in excess of the Development Cap. The parties agree that all sums previously advanced by a Lakes Affiliate to the Tribe plus accrued interest thereon under any contract or instrument in connection with any proposed gaming project (exclusive of any advances made for land purchase purposes associated with property listed on Exhibit B hereto) shall constitute advances and accrued interest under the Development Financing Loan, shall be credited to Lakes’ obligations hereunder and shall be subject to the terms of the Development Financing Loan as of January 17, 2006; and that as of January 16, 2006 Lakes’ Affiliates have advanced $16,922,740 with $4,469,305 in accrued interest thereon to the Tribe (as detailed on Exhibit C hereto) in connection with proposed gaming projects (exclusive of any advances made for land purchase purposes associated with property listed on Exhibit B hereto). Each of the Authority and the Tribe represents and warrants to Lakes that, in connection with the advance of such sums and in connection with other activities, the Authority, the Tribe and their respective officers, directors or controlling persons have a preexisting, personal or business relationship with Lakes and, in any event, the Authority and Tribe have the capacity to protect their own interests in connection with the Development Financing Loan and other transactions contemplated by this Agreement. The Development Financing Loan and Lakes’ obligation to advance funds to the Authority thereunder shall be subject to the following requirements:
(a)	All advances made pursuant to the Development Financing Loan shall be evidenced by a promissory note prepared by Lakes, substantially in the form attached as Exhibit D to this Agreement (the “Note”), executed on behalf of the Authority, and dated the date hereof, to be payable from and secured by a pledge in (i) all Revenues from the Project without any cross collateralization from other projects of the Authority and without any other liability or guarantee on the part of the Authority except the security interests described herein; and (ii) the Project’s Furnishings and Equipment. Such Revenues described in the foregoing clause (i) and Furnishings and Equipment described in foregoing clause (ii) are collectively referred to herein as the “Collateral”.

(b)	If the principal amount of the Note is exceeded by any pending advance on the Development Financing Loan, prior to such advance being made and prior to Lakes having any obligation to fund such advance, the Authority shall execute and deliver to Lakes an amendment to the Note, increasing the principal amount of the Note by an amount at least equal to the pending advance.

(c)	With respect to each advance made under the Development Financing Loan, the interest rate applicable to such advance under Development Financing Loan shall be an annual rate equal to the annual interest rate charged to Lakes in obtaining its financing necessary for the advance (as reasonably determined by Lakes) plus five percent (5%), such annual rate to be fixed as of the date of such advance. Interest shall be payable solely from the Collateral and interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Transaction Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received, or collected by Lakes in connection with this Agreement under applicable law (“Maximum Rate”), the Authority shall not be obligated to pay, and Lakes shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

(d)	Unless otherwise agreed by the parties in writing, principal and interest accrued on the Development Financing Loan shall become due and payable as follows:
(i) all interest accrued on advances outstanding as of the Opening Date shall be capitalized as of the Opening Date (such capitalized amount, together with interest thereon accruing at a rate determined by Section 2.1(c) as if such amount were an advance made under the Development Financing Loan on the Opening Date, herein referred to as the “Opening Date Amount”), and payment of such Opening Date Amount shall be made in monthly payments, beginning on the date occurring thirty (30) days after the Opening Date (the “Initial Payment Date”) and continuing on the same day of each calendar month thereafter until such Opening Date Amount shall have been paid in full, the amount of each such monthly payment to be determined as follows: with respect to each month in which such a monthly payment is payable, (1) the Authority shall retain the first $500,000 of that month’s Net Income from operation of the Project Facilities; (2) if in such month the Authority receives Net Income from operation of the Project Facilities in excess of $500,000, the Authority shall pay to Lakes as such monthly payment for application against the Opening Date Amount the excess of Net Income over $500,000; and (3) if in such month the Authority receives Net Income from operation of the Project Facilities in excess of $1,000,000, the Authority shall pay, for application against the Opening Date Amount in addition to the amount payable pursuant to the foregoing subclause (2), an amount equal to 50% of the Net Income it receives that month from operation of the Project Facilities in excess of $1,000,000; such payments to be made until the tenth anniversary of the Opening Date, at which time any remaining balance of the Opening Date Amount will be due and payable to Lakes;
(ii) in addition to the payments to be made under the foregoing clause (i), monthly interest-only payments with respect to interest accrued from and after the Opening Date on the Development Financing Loan, each such monthly payment in an amount equal to all interest so accrued to the date of such payment, payable beginning on the Initial Payment Date and continuing on the same day of each calendar month thereafter until the tenth anniversary of the Opening Date; and
(iii) a principal balloon payment in the amount of all advances made by Lakes under the Development Financing Loan plus any remaining accrued interest due thereon and any remaining balance of the Opening Date Amount, such payment to be made on the tenth anniversary of the Opening Date.
Notwithstanding the foregoing, the Development Financing Loan shall become due and owing in its entirety upon termination of this Agreement under Article 9. The parties further agree that any fees or other costs charged to Lakes in connection with obtaining its financing necessary for the Development Financing Loan shall be considered an advance and included as principal under the Development Financing Loan.

(e)	The Development Financing Loan may not be prepaid other than as required by this Agreement, except that any interest accrued as of the Opening Date on the Development Financing Loan may be prepaid without penalty.

(f)	No amounts shall be loaned under the Development Financing Loan except for Project Costs set forth in the Project Budget, and Lakes shall have no obligation to advance funds for such costs unless the costs constitute payments properly due within the terms and scope of Project Contractors’ contracts; upon any such payment by Lakes, an advance on the Development Financing Loan shall automatically occur.

(g)	The Development Financing Loan, together with interest thereon, shall be payable from and secured by a pledge of the Collateral. To that end, the Authority and the Tribe hereby pledge and grant a security interest in all the Collateral to Lakes to secure the Authority’s and the Tribe’s obligations under this Agreement and under the Note, and further agree to enter into standard and customary dominion account agreements/security agreements, each in a form acceptable to Lakes, necessary to evidence and effectuate such liens, and authorize Lakes to file those UCC Financing Statements and similar documents and agreements as Lakes may believe appropriate to perfect such liens.

(h)	Notwithstanding anything to the contrary in this Article 2, Lakes shall not be obligated to fund any advances on the Development Financing Loan after the earliest of:
(i)	the third anniversary of the first advance under the Development Financing Loan;

(ii)	the failure of the Authority or the Tribe to cure, within the time prescribed in this Agreement, any default under this Agreement, the Note, or any related documents or agreements for which the Authority or the Tribe receives written notice;

(iii)	sixty (60) days after written notice by Lakes that a reasonable basis exists for concluding that this Agreement or the development of the Project is not lawful;

(iv)	any determination by Lakes that a reasonable basis exists for concluding that any material terms of this Agreement or the Note are not valid or binding obligations of the Authority or the Tribe;

(v)	any reasonable determination by Lakes (which may be based on the advice of legal counsel) that any representations or warranties of the Authority or the Tribe contained in this Agreement are not true and correct;

(vi)	the commencement of any litigation which, in the reasonable determination of Lakes, has a reasonable likelihood of delaying the completion of the Project Facilities for more than 24 months after the Effective Date of this Agreement; and

(vii)	the reasonable determination of Lakes that financing and operation of the Project Facilities will be substantially impaired by changes in federal law relating to permitted Class II and Class III gaming on Indian lands.
     Section 2.2 Conditions Precedent to First Advance of Development Financing Loan or to Perform any Obligations. Notwithstanding Section 2.1, Lakes is not required to make any advance under the Development Financing Loan or perform any obligations under this Agreement until Lakes receives each of the following in form and substance reasonably satisfactory to Lakes:
(a)	copy of tribal laws in a form sufficient as determined by Lakes to perfect the security interests and liens granted to it under Section 2.1.

(b)	copy of one or more resolutions of the governing bodies of the Authority and the Tribe authorizing and ratifying the adoption, or the execution, delivery and performance by the Authority, or the Tribe, as applicable, of (i) the Compact (if in effect), (ii) the Gaming Ordinance, (iii) this Agreement, and (iv) the Note, such dominion account agreements and security agreements as Lakes may require, and the other Transaction Documents and related documents and security instruments.

(c)	original of any license(s) required by any Government Authority for Lakes’ financing, development design and construction oversight services (as described in this Agreement) in connection with the development, construction and equipping of the Project.

(d)	an opinion of an attorney for the Authority and the Tribe in form reasonably satisfactory to Lakes to the effect that (i) this Agreement, the Note, and any security instruments and other Transaction Documents to be executed by the Authority or the Tribe in connection with this Agreement will be valid, binding and, as applicable, perfected obligations of the Authority and the Tribe, enforceable in accordance with their terms, (ii) the Tribe is an Indian tribe within the meaning of IGRA, (iii) each of the actions of the Authority or the Tribe, as applicable, referred to above in this Section have been validly taken by that entity and is in full force and effect, (iv) the Tribe is legally permitted to conduct Class II Gaming and Class III Gaming activities in the State of California under all Legal Requirements, and (v) the Gaming Facility Site for the Project constitutes “Indian lands” upon which the Tribe may legally conduct gaming under IGRA.

(e)	An addendum to this Agreement describing the contemplated scope of the Project has been signed by the parties.

(g)	Lakes has received a copy of a letter from the NIGC determining that the Gaming Facility Site for the Project constitutes “Indian lands” upon which the Tribe may legally conduct gaming under IGRA.

(h)	Lakes shall have received satisfactory evidence that all permits or other authorizations, including, and without limitation, the building permit(s), required by any applicable Governmental Authority to authorize construction of the Project Facilities have been issued and are in full force and effect. At Lakes’ option, the Authority and the Tribe shall furnish Lakes reasonable evidence that all permits required in order to construct the Project Facilities in accordance with the Plans and Specifications will be available when necessary.

(i)	There shall be no pending or threatened litigation, claim or dispute which, in Lakes’ good faith judgment, might materially adversely affect the ability of the Authority or the Tribe to timely perform its obligations under this Agreement.

(k)	Lakes shall have received satisfactory evidence that the Gaming Facility Site is free from environmental contamination of any nature whatsoever or any other environmental condition that would require any remediation pursuant to any applicable Legal Requirement.
     Further, Lakes is not required to make any advance under the Development Financing Loan or perform any obligations under this Agreement if, in the reasonable determination of Lakes, financing and operation of the Project Facilities will be substantially impaired by changes in federal law relating to permitted Class II and Class III gaming on Indian lands.

ARTICLE 3
Development Design Services
     Section 3.1 The parties agree as follows in connection with design services to be rendered by Lakes for the Project.
(a)	Selection of Project Architect. As soon as reasonably practical after the signing this Agreement, Lakes shall propose to the Authority one or more Architects to provide customary architectural services with respect to the Project Facilities, although the Authority also shall have the right to consider additional architects. As soon as reasonably practical, the Authority shall either approve or reject each proposed Architect. In the case of a rejection, the process described in this Section 3.1(a) shall be repeated until the Authority has approved one or more Architects proposed for the Project (“Project Architect”).

(b)	Project Architectural Agreement; Plans and Specifications. Once an Architect has been approved under Section 3.1(a), Lakes shall negotiate proposed agreements with each Architect approved, and shall propose the same to the Authority (each, a “Project Architectural Agreement”). As soon as reasonably practical, the Authority shall either approve or reject each proposed Project Architectural Agreement. In the case of a rejection, the process described in this Section 3.1 (b) shall be repeated until the Authority has approved the Project Architectural Agreements proposed by Lakes. Upon approval, the Authority shall take necessary action to authorize and execute the applicable Project Architectural Agreements. After execution of each Project Architectural Agreement, Lakes shall coordinate the Architect’s preparation of preliminary basic plans, drawings and specifications for the Project Facilities. Lakes shall also coordinate the Architect’s preparation of construction drawings and final design, plans and specifications for the Project Facilities, and propose the same for approval by the Authority. The completed and approved final plans, together with any modifications thereof proposed by Lakes and approved by the Authority, shall constitute the “Project Plans and Specifications.”

(c)	Scope of Project. The scope of the project contemplated by this Agreement shall be stated and established in the Project Plans and Specifications. It is contemplated the scope of the Project will be substantially as described on the Scope of Project Description Sheet dated January 17, 2006 attached hereto as an addendum, subject to such changes as may be necessary or appropriate taking into account competitive conditions, financing and other circumstances. As a condition precedent to this Agreement being given legal effect, the parties shall agree to and execute the Scope of Project Description Sheet. Once executed, any changes to the Scope of Project Description Sheet must also be executed by both parties.

(d)	Selection of Additional Design Professionals for Project. If the Authority determines that design services for the Project Facilities from Design

Professionals are desirable, Lakes may propose to the Authority one or more Design Professionals and the proposed services of each. As soon as reasonably practical, the Authority shall either approve or reject the proposed Design Professionals. In the case of a rejection, the process described in this Section 3.1 (d) shall be repeated until the Authority has approved all Design Professionals proposed by Lakes. After approval of each Design Professional by the Authority, Lakes shall coordinate the services of each Design Professional.

(e)	Project Safety/Health Standards. The Project shall be designed and constructed so as to adequately protect the environment and the public health and safety. Subject to any Compact requirements, the design and construction of the Project shall, except to the extent a particular requirement or requirements may be waived in writing by the Authority, meet or exceed all reasonable minimum standards pertaining to the Tribe and national, State of California and local building codes, fire codes and safety and traffic requirements (but excluding planning, zoning and use laws, ordinances, regulations and requirements), which would be imposed on the Project by existing State of California or federal statutes or regulations which would be applicable if the Project were located outside of the jurisdictional boundaries of the Tribe, even though those requirements may not apply within the Tribe’s jurisdictional boundaries. To the extent that the Tribe has adopted or may in the future adopt more stringent requirements, those requirements shall govern. Nothing in this subsection shall grant to the State of California or any political subdivision thereof any jurisdiction (including but not limited to, jurisdiction regarding zoning or Gaming Facility Site use) over the Project or its development.
     Section 3.2 Other Project Contractors. Lakes shall propose to the Authority for its approval all third-party professionals, such as environmental specialists, feasibility analysts, and others providing services or materials to the Project Facilities as are customary for undertakings such as the Project (“Project Contractors”). The Authority shall also have the right to consider additional Project Contractors. Lakes, in consultation with the Authority, and subject to the final approval by the Authority, shall negotiate all Project Contractor contracts. All contracts shall require the Project Contractor to adhere in regard to recruitment, employment, reduction in force, promotion, training and related employment actions to a publicly announced policy and practice of Tribal preference and/or any publicly announced policy of Indian preference, both of which must be reasonably promulgated by the Tribe. Except as provided in this Agreement, each Project Contractor contract shall be between the Project Contractor and the Authority as determined by the Authority. Notwithstanding the foregoing, all legal representation of the Authority shall be determined solely by the Authority.
     Section 3.3 Project Budget. Lakes shall consult with the Architect to develop and propose to the Authority a budget for all Project Costs relating to the Project, along with a scheduled timeframe(s) for development of the Project. Revisions to the Project budget may be proposed to the Authority from time to time by Lakes until a final budget is approved by the Authority. The Project budget approved by the Authority, together with any modification thereafter proposed by Lakes and approved by the Authority, shall include all Project Costs and shall be the “Project Budget.”

     Section 3.4 Contracts with Project Professionals. All professionals providing services to the Project shall be independent of Lakes, unless otherwise agreed to by the parties in writing, and all contracts with such professionals will be negotiated by Lakes and the Authority on an arms-length basis and in the best interests of the Authority.
     Section 3.5 Compensation Paid to Lakes for its Development Design Services. As compensation for its development design services rendered under this Agreement related to the Project, in addition to interest earned on the Development Financing Loan, Lakes shall receive a flat fee equal to $15,000,000 (“Development Design Services Fee”).
     Section 3.6 Terms of Payment of Development Design Services Fee. The parties agree that it serves the Authority’s interest to delay payment of Lakes’ Development Design Services Fee until such time as the Authority is likely to have acquired the funds necessary to make such payments. Accordingly, the Authority and Lakes expressly agree that the Development Design Services Fee shall be paid in ten (10) equal semi-annual installments commencing on the sixth month anniversary of the Opening Date for the Project. No interest shall be charged in connection with payment of the Development Design Services Fee as long as each payment is made when due; in the event that a payment is not made when due, then interest shall accrue on that installment amount at the rate of the prime interest rate of Chase Manhattan Bank U.S.A., N.A. (or any successor bank) plus five percent (5%).
     Section 3.7 Development Design Services Fee Security. To secure payment of the Development Design Services Fee, the Authority and the Tribe hereby pledge and grant a security interest in all Collateral to Lakes to secure Authority’s and the Tribe’s obligations under this Agreement in connection with payment of the Development Design Services Fee. The parties further agree to enter into standard and customary dominion account agreements/security agreements necessary to evidence and effectuate such liens, and to authorize Lakes to file those UCC Financing Statements and similar documents and agreements as Lakes may believe appropriate to perfect such liens.
ARTICLE 4
Construction Oversight Services
     Section 4.1 Project General Contractor and Construction Contracts. Lakes shall propose to the Authority for its approval one or more general or prime contractors to provide customary construction contracting services with respect to the Project Facilities (the “Project General Contractor”). As soon as reasonably practical, the Authority shall either approve or reject each proposed Project General Contractor. In the case of a rejection, the process described in this Section 4.1 shall be repeated until the Authority has approved a Project General Contractor proposed by Lakes. Once the Project General Contractor has been approved by the Authority, Lakes shall negotiate and propose to the Authority for its approval one or more forms of agreements for execution by Authority to engage the Project General Contractor (the “Project Construction Contract”). After the Authority has approved and entered into the Project

Construction Contract(s), no change orders shall be made without the written recommendation of Lakes and written approval by the Authority.
     Section 4.2 Project General Contractor Expectations. The Project General Contractor must (i) exhibit the financial capability to complete the work, (ii) have the ability to obtain adequate payment and performance bonds and builder’s risk insurance in amounts requested by the Authority, (iii) provide an acceptable bid as determined by the Authority, (iv) be capable of meeting the construction schedule and (v) construct quality facilities. The General Contractor shall be responsible for providing, including through subcontractors, all material, equipment and labor to construct and initially equip the Project Facilities as necessary in conformance with the Project Plans and Specifications, including site development.
     Section 4.3 Project Construction Contract Provisions. Any Project Construction Contract shall contain such provisions for the protection of the Authority and Lakes as the parties deem appropriate, and shall provide that construction of the Project Facilities shall commence within thirty (30) days of the Project Construction Contract being signed, subject to Legal Requirements; and shall also provide that the Project General Contractor, and all its subcontractors, shall exert their best efforts to complete construction within such time as the Authority requires.
     Section 4.4 Lakes’ Construction Oversight Duties. Any Project Construction Contract shall provide that Lakes shall be responsible for all construction administration during the construction phases of the Project. Lakes shall act as the Authority’s designated representative and shall have full power and complete authority to act on behalf of the Authority in connection with any Project Construction Contract. To the extent allowed by the Project Construction Contract, Lakes shall have control and charge of any persons performing work on the Project site, and shall interpret and decide on matters concerning the performance of any requirements of the Project Construction Contract. Lakes shall have the authority to reject work which does not conform to the Project Construction Contract. Lakes may conduct inspections to determine the date or dates of substantial completion and the date of Completion. Lakes shall observe and evaluate or authorize the observation and evaluation of Project work performed, review or authorize review of applications for payment for submission to the Authority and review or authorize review and certification of the amounts due the contractors and/or the Project General Contractor. The Project General Contractor shall, at a minimum, warrant its work to be performed free of defects and unworkmanlike labor for at least one year after Completion or not less than the maximum period subsequent to Completion customarily covered by the liability and insurance policy a Project General Contractor would usually obtain in the State of Califonia, whichever is longer. Unless otherwise provided in the Project Construction Contract, the Project General Contractor shall also be required to obtain before construction commences and maintain until Completion a policy of insurance in an amount at least equal to the estimated Project Costs naming the Authority as an additional insured; said policy to be issued by an insurance company licensed by the State of California and having an AM Best rating of A7 or better.
     Section 4.5 Construction Change Orders. Construction change orders in excess of the Project Budget for the Project Plans and Specifications shall require written approval of the Architect, the Authority and a representative of the Gaming Commission if required by applicable law. If completion of the construction, equipping and furnishing of the Project cannot be reasonably accomplished within the Project Budget, then, the Authority, upon receiving advice from Lakes and the Architect, shall promptly determine which components of the Project shall be deleted or reduced in size, such that the total expenditures for Project Costs shall not exceed the approved Project Budget.
     Section 4.6 Lakes Project Inspections. As part of the Project Costs, Lakes shall inspect the Project Facilities prior to the disbursement of each requested advance of funds, and (i) approve the progress and the workmanship of the construction; (ii) verify compliance with the Project Plans and Specifications; (iii) satisfy itself that all work for which such advance is requested has been performed and all materials for which such advance is requested are in place or, as to stored materials, are owned by the Authority and suitably safeguarded. Such inspection will be performed in a timely manner and not unreasonably delay the disbursement of any advance.
     Section 4.7 Final Acceptance Upon Completion. Final acceptance of construction of the Project Facilities shall not occur until (i) evidence of Completion has been received and approved by Authority, (ii) a fully executed indemnity or release from liens is received from the Project General Contractor and all subcontractors, (iii) any other documentation reasonably requested by the Authority, the Gaming Commission or Lakes is received from the Project General Contractor and (iv) all approvals have been received from all Governmental Authorities from which approvals are required.
     Section 4.8 Authority’s Representative. The Authority shall select an individual of its choice knowledgeable in construction practices to act as the Authority’s construction monitor. The construction monitor shall be allowed access to all project contracts, including plans, designs, and construction cost information. The construction monitor shall inspect and approve each phase of construction, including change orders, before each subsequent phase may be initiated. The construction monitor shall inspect and shall not unreasonably withhold approvals within twenty-four (24) hours of notification. The construction monitor shall be compensated at a commercially reasonable rate, and the fees for such services shall be part of the Project Costs.
     Section 4.9 Project Equipment Contracts. Lakes shall propose to the Authority for its approval one or more contractors to provide equipment or personal property for use in connection with operations of the Project Facilities, exclusive of property to be provided pursuant to a Project Construction Contract (the “Project Equipment Contractor”). The Authority shall also have the right to consider additional Project Equipment Contractors. As soon as reasonably practical, the Authority shall either approve or reject each proposed Project Equipment Contractor. In the case of a rejection, the process described in this Section 4.9 shall be repeated until the Authority has approved a Project Equipment Contractor proposed. Once the Project Equipment Contractor has been approved by the Authority, Lakes shall negotiate and propose to the Authority for its approval one or more forms of agreements for execution by the Authority to engage the Project Equipment Contractor (the “Project Equipment Contract”). After the Authority has approved and entered into the Project Equipment Contract(s), no change orders shall be made without the written recommendation of Lakes and written approval by the

Authority. Lakes will assist in the selection, ordering, expediting, and installation of furniture, fixtures and equipment required for the Project Facilities.
     Section 4.10 Project Contractor Costs. All costs incurred by or paid pursuant to the Project Construction Contract(s) and Project Equipment Contract(s) in accordance with the Project Budget shall be Project Costs.
     Section 4.11 Compensation Paid to Lakes for its Construction Oversight Services. As compensation for its construction oversight services rendered under this Agreement related to the Project, in addition to interest earned on the Development Financing Loan, Lakes shall receive a flat fee equal to $15,000,000 (“Construction Oversight Services Fee”).
     Section 4.12 Terms of Payment of Construction Oversight Services Fee. The parties agree that it serves the Authority’s interest to delay payment of Lakes’ Construction Oversight Services Fee until such time as the Authority is likely to have acquired the funds necessary to make such payments. Accordingly, the Authority and Lakes expressly agree that the Construction Oversight Services Fee shall be paid in ten (10) equal semi-annual installments commencing on the sixth month anniversary of the Opening Date for the Project. No interest shall be charged in connection with payment of the Construction Oversight Services Fee as long as each payment is made when due; in the event that a payment is not made when due, then interest shall accrue on that installment amount at the rate of the prime interest rate of Chase Manhattan Bank U.S.A., N.A. (or any successor bank) plus five percent (5%).
     Section 4.13 Construction Oversight Services Fee Security. To secure payment of the Construction Oversight Services Fee, the Authority and the Tribe hereby pledge and grant a security interest in all Collateral to Lakes to secure Authority’s and the Tribe’s obligations under this Agreement in connection with payment of the Construction Oversight Services Fee, further agree to enter into standard and customary dominion account agreements/security agreements necessary to evidence and effectuate such liens, and authorize Lakes to file those UCC Financing Statements and similar documents and agreements as Lakes may believe appropriate to perfect such liens.
ARTICLE 5
No Operations Management Services to be Rendered;
No Grant of Proprietary Interest to Lakes
     Section 5.1 No Management Contract or Grant of Proprietary Interest. The parties agree that it is their intent that neither this Agreement nor the Note or any related security documents and instruments described herein (individually or collectively) constitute a “Management Contract” within the meaning of IGRA or grants a Proprietary Interest to Lakes in violation of IGRA. If agreed to by the parties, this Agreement can be submitted to the NIGC for review and determination that (a) it is not a Management Contract and therefore does not require the approval of the NIGC in order to be valid, regardless of whether it constitutes a “collateral agreement” as that term is defined in IGRA; and (b) it does not violate IGRA’s “sole proprietary interest” requirements. If submitted, each party shall use its best efforts to pursue such determination and timely execute, deliver, and if necessary, record any and all additional instruments, certifications, and other documents as may be required by the NIGC in order to issue such determination; provided that such required instrument or other document shall not materially change the respective rights, remedies or obligations of the parties under this Agreement. If the NIGC finds that this Agreement does constitute a Management Contract within the meaning of IGRA or grants a Proprietary Interest to Lakes in violation of IGRA, then the parties shall immediately take all necessary steps to amend or modify the Agreement in a way that preserves the economic benefits of the transactions to the parties without constituting a Management Contract within the meaning of IGRA or granting a Proprietary Interest to Lakes in violation of IGRA.
     Section 5.2 Mechanics Liens. The Authority shall keep the Project Facilities and Gaming Facility Site free and clear of all mechanic’s and other liens resulting from the construction of the Project Facilities, which shall at all times remain the property of the Authority. If such lien is claimed or filed, it shall be the responsibility of the Authority to discharge the lien within thirty (30) days after receiving written notice of such claim. The Authority shall indemnify and hold harmless Lakes for any pre-existing conditions on the Gaming Facility Site and from any and all liability alleged to arise from any other prior agreements entered into by the Authority or the Tribe with any persons or entities in connection with development of the Project, including but not limited to, Indian Gaming of America, Inc.
     Section 5.3 Title to Project Facilities. The Project Facilities and all related improvements and assets shall be the sole and exclusive property of the Authority, subject to no liens or encumbrances except for any UCC and other liens permitted in favor of Lakes to be granted pursuant to the provisions of this Agreement or any related security documents and instruments between Lakes, the Authority and the Tribe entered into on or after the date the parties execute this Agreement.
     Section 5.4 No Liens. During the term of this Agreement, neither the Authority, the Tribe nor Lakes shall act in any way whatsoever, either directly or indirectly, to cause or permit any other party to lease or to become a lienholder of the Gaming Facility Site or the Project Facilities, or any related assets except as expressly permitted herein.
ARTICLE 6
Representations and Warranties
     Section 6.1 Representations and Warranties of Lakes. Lakes represents and warrants to the Authority and the Tribe that:
(a)	Organization. Lakes is a limited liability company duly formed and validly existing under the laws of the State of Minnesota.

(b)	Authority. Lakes has the full legal right and authority to enter into this Agreement, to perform its obligations under this Agreement, and to consummate all other transactions contemplated by this Agreement.

(c)	Binding Obligation. Each of this Agreement and the other Transaction Documents has been duly executed and delivered by Lakes and constitutes a legal, valid and binding obligation of Lakes, enforceable against Lakes in accordance with its terms, except as enforceability may be limited by future bankruptcy, insolvency or similar proceedings, limitations on rights of creditors generally and principles of equity, and assuming such agreements are binding against the other parties hereto.

(d)	No Litigation. There are no judgments entered, or actions, suits, investigations or proceedings pending against Lakes, or any of its assets or properties that could have a material adverse effect on its ability to enter into or perform this Agreement.

(e)	No Violation or Conflict. The execution, delivery and performance by Lakes of this Agreement does not violate any Legal Requirement applicable to Lakes, other than a violation that shall not materially adversely affect the Project or the Authority’s of the Tribe’s obligations or rights under this Agreement.

(f)	No Consents. No consent from any Governmental Authority arising from any Legal Requirements not heretofore obtained by Lakes is required for Lakes to execute, deliver and perform its obligations hereunder; provided that Lakes makes no representation or warranty with respect to any consent that may be required by the Gaming Commission, the Tribe, the Authority, the NIGC or the BIA.

(g)	Full Disclosure. No representation or warranty of Lakes in this Agreement and no written report or statement delivered to the Authority or the Tribe by or on behalf of Lakes, contains any untrue statement or omits to state a material fact necessary to make any such representation, warranty, report or statement, in light of the circumstances in which they were made, not misleading.

(h)	Financial Capacity. Lakes will use its best efforts to to finance any and all amounts necessary in order to comply with Lakes’ commitment to provide the Development Financing Loan under Article 3 hereof, and the provision of such financing will not result in Lakes becoming insolvent or otherwise being unable to pay its debts as they become due.

(i)	Brokers’ Fees and Other Fees and Expenses. Lakes has not, as of the Effective Date of this Agreement, engaged, nor has any liability or obligation to pay any fees, commissions or expenses with respect to, any broker, finder or agent, investment banker, or any similar advisor or services provider, with respect to or in connection with the transactions contemplated by this Agreement for which Lakes could become liable or obligated.

     Section 6.2 Representations and Warranties by the Authority and the Tribe. The Authority and the Tribe represent and warrant to Lakes that:
(a)	Organization. The Authority is governmental component and instrumentality of the Tribe duly established pursuant to the Tribe’s laws; and the Tribe is a federally recognized Indian Tribe duly organized under the Constitution and laws of the Tribe and the United States, and is eligible to conduct gaming within the meaning of IGRA.

(b)	Authority and Power. The Authority and the Tribe have taken all action required by tribal law without the necessity of further action to authorize the execution, delivery and performance of this Agreement, the Note and the other Transaction Documents (to the extent a party thereto). The Authority and the Tribe, to the extent a party thereto, have all requisite power and authority to enter into this Agreement, the Note, and other Transaction Documents and to perform their obligations under this Agreement, the Note, and other Transaction Documents or related security documents and instruments described herein, and to consummate all other transactions contemplated by this Agreement, the Note and other Transaction Documents.

(c)	Binding Obligations. Each of this Agreement (including but not limited to, the waiver of sovereign immunity in Article 10), the Note and other Transaction Documents has been duly executed and delivered by the Authority and the Tribe and is a legal, valid, binding and perfected obligation of the Authority and the Tribe, to the extent a party thereto, enforceable against the Authority and the Tribe in accordance with its terms, except as enforceability may be limited by future bankruptcy, insolvency or similar proceedings, limitations on rights of creditors generally and principles of equity, and assuming the foregoing agreements are binding against the other parties thereto.

(d)	Gaming Facility Site. The Gaming Facility Site for the Project constitutes “Indian lands” upon which the Tribe may legally conduct gaming under IGRA.

(e)	Gaming Permitted. The Tribe is legally permitted to conduct Class II Gaming and Class III Gaming activities in the State of California under all Legal Requirements.

(f)	Gaming Rights. The Compact signed by the Tribe, and approved and published by the United States Secretary of the Interior, is a valid and binding obligation of the Tribe. The Authority, on behalf of the Tribe, has the right to engage in Class III Gaming at the Gaming Facility to be operated by the Authority in connection with this Agreement to the extent set forth in the Compact.

(g)	Gaming Licenses. All licenses, permits, approvals or other authority required from the Gaming Commission to permit the Authority and Lakes to enter into this

Agreement and perform their obligations under this Agreement have been granted.

(h)	No Material Negative Obligations. There are no outstanding obligations owing by the Authority or the Tribe or affecting either the Gaming Facility Site or the Project Facilities, whether arising from contracts, instruments, orders, judgments, decrees or otherwise, which are likely to materially and adversely affect the Project or Lakes’ obligations or rights under this Agreement, the Note and/or other Transaction Documents.

(i)	No Violation or Conflict. The execution, delivery and performance by the Authority and the Tribe of this Agreement, the Note and the other Transaction Documents does not violate any Legal Requirements. The execution, delivery and performance of this Agreement, the Note and the other Transaction Documents by the Authority or the Tribe does not conflict with or result in any breach of any provision of, or constitute a default under, or result in the imposition of any lien or charge upon any asset of the Authority , or result in the acceleration of any obligation under the terms of any agreement or document binding upon the Authority or the Tribe, other than a conflict, breach, default or imposition as shall not materially adversely affect the Project or the parties’ obligations or rights under this Agreement, the Note and the other Transaction Documents.

(j)	No Litigation. There are no judgments entered, or actions, suits, investigations or proceedings pending, or to the knowledge of the Authority or the Tribe, threatened, against the Authority or the Tribe, or any of the assets or properties of the Authority, that could have a material adverse effect on the Project, the Project Facilities, the Authority’s or the Tribe’s ability to enter into or perform this Agreement or Lakes’ obligations or rights under this Agreement, the Note and the other Transaction Documents.

(k)	No Consents. No consent from any Governmental Authority arising from any Legal Requirements not heretofore obtained by the Authority or the Tribe is required to execute, deliver and perform its obligations hereunder.

(1)	Full Disclosure. No representation or warranty of the Authority or the Tribe in this Agreement and no written report or statement delivered to Lakes by or on behalf of the Authority or the Tribe, contains any untrue statement or omits to state a material fact necessary to make any such representation, warranty, report or statement, in light of the circumstances in which they were made, not misleading. The Authority and the Tribe have fully disclosed the existence and terms of all material agreements and Legal Requirements, written or oral, relating to the Project.

(m)	No Tribal Tax. Neither the Project, the Project Facilities nor the transaction(s) between the parties contemplated by this Agreement, the Note, and the other Transaction Documents are now, or at any time during the term of this Agreement will be, subject to any tribal tax of any sort other than reasonable pass-through taxes on Project patrons which are consistent with gaming resort industry practices.
ARTICLE 7
Covenants
     Section 7.1 Covenants of Lakes. Lakes covenants and agrees to execute any additional instruments as may be reasonably required by the Authority or the Tribe to carry out the intent of this Agreement or to perfect or give further assurances of any of the rights granted or provided for under this Agreement.
     Section 7.2 Covenants of the Authority and the Tribe. The Authority and the Tribe covenant and agree as follows:
(a)	Additional Documents. The Authority and the Tribe shall execute any additional instruments as may be reasonably required by Lakes to carry out the intent of this Agreement or to perfect or give further assurance of any of the rights granted or provided for under this Agreement or the Note, including execution of the other Transaction Documents.

(b)	Non-Impairment. Neither the Authority nor the Tribe shall enact or permit the enactment of, any law, ordinance, resolution, rule or regulation impairing the rights or obligations of the parties under this Agreement or under any related contracts entered into by the Authority or the Tribe or impairing the rights and obligations of Lakes in furtherance of the design, development, construction, equipping or financing of the Project Facilities, including but not limited to this Agreement and any contract or agreement entered into or contemplated by this Agreement.

(c)	Records. The Authority shall maintain or cause to be maintained Full and accurate accounts and records for the Project and its Project Facilities according to GAAP.

(d)	No Liens. Except upon the express written consent of Lakes, neither the Authority nor the Tribe shall cause or voluntarily permit any lien or encumbrance to be created on the Project Facilities, the Gaming Facility Site, the Collateral or any proceeds of the Development Financing Loan.

(e)	No Tax. Neither the Authority nor the Tribe shall impose any tax, fee or assessment on Lakes, any Contractor, the Project Facilities, this Agreement, the Note, and the other Transaction Documents other than reasonable pass-through taxes on Project patrons which are consistent with gaming resort industry practices.

(f)	No Subsidiaries. Neither the Authority nor the Tribe will create, acquire or own any instrumentality, subdivision or subunits in connection with any gaming operations of the Authority or the Tribe unless the actions and assets of such instrumentalities, subdivisions or subunits are subject to and bound by the terms of this Agreement.

(g)	Exclusive Financing. Both the Authority and the Tribe acknowledge and agree that the Development Financing Loan to be provided by Lakes under Section 2.1 shall be the exclusive financing source for the Authority and the Tribe in connection with funding the development, construction and equipping of the Project.

(h)	Contractor Payments. Both the Authority and the Tribe acknowledge and agree to pay any Contractor pursuant to the terms of the applicable agreement in a commercially reasonable manner and time, and each of the Authority and the Tribe agree to hold Lakes harmless from any Contractor claims for payment associated with design, construction and furnishing of the Project
ARTICLE 8
Events of Default
     Section 8.1 Events of Default by Lakes. Each of the following occurring prior to the date on which the Project has been substantially completed shall constitute a “Lakes Event of Default”:
(a)	A Material Breach by Lakes.

(b)	Lakes violates any of the covenants in Section 7.1 of this Agreement, and sixty (60) days have passed following a request by the Authority and/or the Tribe to Lakes to cure the violation, during which the violation has not been cured unless caused by force majeure.

(c)	Subject to Section 8.3, any license, permit or approval required to be received or maintained by Lakes to perform its obligations under this Agreement is denied, suspended, or revoked by proper and reasonable action of any state or federal Governmental Authority, and all rights to appeal or review the action have been exhausted.

(d)	Lakes has: (i) filed for relief under the United States Bankruptcy Code or has suffered the filing of an involuntary petition under the Bankruptcy Code that is not dismissed within sixty (60) days after filing; (ii) had a receiver appointed to take possession of all or substantially all of the property of Lakes; or (iii) suffered an assignment for the benefit of creditors.

     Section 8.2 Cure of Lakes Default. Upon the occurrence of a Lakes Event of Default, the Authority and/or the Tribe shall provide written notice to Lakes of such event of default requesting Lakes to cure the Lakes Event of Default. Lakes shall have thirty (30) days following receipt of the notice to effect a cure; provided, however, that if the nature of such breach is such that it is not possible to cure such breach within thirty (30) days, such thirty-day period shall be extended for so long as Lakes shall be using diligent efforts to effect a cure thereof but no more than an additional sixty (60) days. The discontinuance or correction of a Lakes Event of Default shall constitute a cure thereof. If Lakes fails to cure the Lakes Event of Default within the cure period, the Authority and/or the Tribe may: (a) suspend all performance of the Authority and/or the Tribe under this Agreement; (b) terminate this Agreement under Section 9.4; or (c) pursue any other remedy available at law or in equity, subject to the provisions of Section 10.1.
     Section 8.3 Events of Default by the Authority or the Tribe. Each of the following shall constitute a “Tribal Event of Default”:
(a)	(i) a Material Breach by the Authority or the Tribe exists; or (ii) an “Event of Default” by the Authority or the Tribe has occurred and exists under the Note or any other Transaction Document; or (iii) the Tribe shall be in default of any agreement now or hereafter executed by it in favor of Lakes.

(b)	The Gaming Commission or any other applicable governmental authority of the Tribe denies, revokes, fails to renew or otherwise impairs any license, permit or approval required for Lakes to perform its obligations or enjoy its rights under this Agreement.

(c)	The Authority or the Tribe violate any of the covenants in Section 7.2 of this Agreement, and after sixty (60) days have passed following a request by Lakes to the Authority or the Tribe to cure the violation, during which the violation has not been cured.

(d)	The Authority and/or the Tribe or any of their Affiliates material to the Project has: (i) filed for relief under the United States Bankruptcy Code or has suffered the filing of an involuntary petition under the Bankruptcy Code that is not dismissed within sixty (60) days after filing; (ii) had a receiver appointed to take possession of all or substantially all of Authority’s property; or (iii) suffered an assignment for the benefit of creditors,

(e)	The Compact is determined by any court of competent jurisdiction to be invalid and such determination becomes final and non-appealable.

(f)	The Tribe is no longer an Indian tribe eligible to conduct gaming within the meaning of IGRA.

(g)	Any order or judgment of any court of competent jurisdiction enjoins the development of the Project in any material manner, and the injunction continues for thirty (30) days.

     Section 8.4 Cure of Tribal Event Default. Upon the occurrence of a Tribal Event of Default, Lakes shall provide written notice to the Authority or the Tribe of such default and, if it is possible for the Authority or the Tribe to cure the Tribal Event of Default, the Authority or the Tribe shall have thirty (30) days following receipt of notice to effect a cure; provided, however, that if the nature of such breach (but specifically excluding breaches curable by the payment of money) is such that it is not possible to cure such breach within thirty (30) days, such thirty-day period shall be extended for so long as the Authority or the Tribe shall be using diligent efforts to effect a cure thereof but no more than an additional sixty (60) days. Upon the occurrence of any of the events described in Section 8.3 and during any applicable cure period, Lakes may suspend its performance under this Agreement. The discontinuance or correction of a Tribal Event of Default shall constitute a cure thereof. If the Authority or the Tribe fails to cure the Tribal Event of Default within the cureperiod, Lakes may take any one or more of the following actions: (a) suspend all performance of Lakes under this Agreement; (b) declare all principal and interest accrued on the Note and any Development Design Service Fees or Construction Oversight Services Fees to be immediately due and owing, (c) terminate this Agreement under Section 9.3; or (d) pursue any other remedy available by agreement, at law or in equity, subject to the provisions of Section 10.1.
ARTICLE 9
Term of Agreement
     Section 9.1 Term. Subject to Section 3.1(c), this Agreement shall become effective and binding upon the parties on the Effective Date, and shall continue in effect until the Development Financing Loan and Development Design Services fees and Construction Management Services Fees applicable hereunder have been fully paid, subject to earlier termination as provided in this Article; provided that (a) all rights of any party to assert a Claim against the other shall survive the termination of this Agreement, and (b) all provisions of Article 10 and Article 11 shall survive a termination.
     Section 9.2 Mutual Termination. This Agreement may be terminated at any time by the mutual written consent of the parties.
     Section 9.3 Termination by Lakes. This Agreement may be terminated upon notice by Lakes to the Authority and the Tribe if an uncured Tribal Event of Default exists under Section 8.3 and all applicable grace and cure periods have expired.
     Section 9.4 Termination by the Authority and/or the Tribe. This Agreement may be terminated upon notice by the Authority and/or the Tribe to Lakes if an uncured Lakes Event of Default exists under Section 8.1 and all applicable grace and cure periods have expired.

ARTICLE 10
Dispute Resolution;
Waivers of Sovereign Immunity and Tribal Court Jurisdiction; Governing Law
     Section 10.1 Dispute Resolution. The parties agree that any Claim shall be governed by the following dispute resolution procedures:
(a)	The parties shall use their best efforts to settle the Claim. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to the parties. If they do not reach such solution within a period of ten (10) days, then, upon notice by a party to the other parties, all Claims shall be settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules in effect at the time of submission; except that: (a) the question whether or not a Claim is arbitrable shall be a matter for binding arbitration by the arbitrators, such question shall not be determined by any court and, in determining any such question, all doubts shall be resolved in favor of arbitrability; and (b) discovery shall be permitted in accordance with the Federal Rules of Civil Procedure, subject to supervision as to scope and appropriateness by the arbitrators. Unless the parties otherwise agree to in writing, arbitration proceedings shall be held at San Diego, California.

(b)	The arbitration proceedings shall be conducted before a panel of three neutral arbitrators, all of whom shall be currently licensed attorneys, actively engaged in the practice of law for at least ten (10) years, one of which shall have five (5) years of experience in federal Indian law, and one of which shall have five (5) years of experience in the gaming industry. The arbitrator selected by the claimant and the arbitrator selected by respondent shall, within ten (10) days of their appointment, select a third neutral arbitrator. In the event that they are unable to do so, the parties or their attorneys may request the American Arbitration Association to appoint the third neutral arbitrator. Prior to the commencement of hearings, each of the arbitrators appointed shall provide an oath or undertaking of impartiality. The Authority and the Tribe further agree that any arbitration proceeding held in connection with any Claim may be consolidated with any other arbitration proceeding involving Lakes and any of the Authority’s and/or the Tribe’s Affiliates.

(c)	The arbitration award shall be in writing signed by each of the arbitrators, and shall state the basis for the award. The arbitration award shall be set forth in reasonable detail as to its findings of fact and law, and basis of determination of award form and amount. Except to the extent such enforcement will be inconsistent with a specific provision of this Agreement, arbitration awards made pursuant to this Article 10 shall be enforceable in federal court under Title 9 of the United States Code and any applicable tribal, federal or state law governing the enforcement of arbitration awards. In addition to any basis for appeal of an arbitration award stated in Title 9 of the United States Code or any applicable law governing the enforcement of arbitration awards, any party hereto may appeal an arbitration award on the basis that the arbitrators incorrectly decided a question of law in making the award, or the award was made in an arbitrary or capricious manner or in manifest disregard of the factual evidence.

(d)	Each party hereto, without having to exhaust any tribal remedies first, shall have the right to seek and obtain a court order from a court having jurisdiction over the parties requiring that the circumstances specified in the order be maintained pending completion of the arbitration proceedings, to the extent permitted by applicable law.

(e)	Judgment on any arbitration award may be entered in any court having jurisdiction over the parties. The arbitrators shall not have the power to award punitive, exemplary or consequential damages, or any damages excluded by or in excess of any damage limitations expressed in this Agreement.

(f)	The Authority and the Tribe hereby expressly and irrevocably waive, and also waive their right to assert, sovereign immunity and any and all defenses based thereon with respect to any Claims; and the Authority and the Tribe hereby consent to (i) binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association, (ii) empowering the arbitrators to take the actions and enforce the judicial remedies described in paragraph 5 of their respective Resolution of Limited Waiver of Sovereign Immunity dated January 17, 2006 (attached hereto as Exhibit E and Exhibit F) adopted by the Authority and the Tribe in connection with approving the execution of this Agreement, and (iii) judicial proceedings in or before the United States District Court in which the Project is located, the United States Court of Appeals having jurisdiction over the applicable District Court, and the United States Supreme Court, for the purpose of compelling arbitration or enforcing any arbitration award, orders or judgment arising out of this Agreement, the Note, or related security documents and instruments. If the United States District Court determines it is without jurisdiction, the Authority and the Tribe consent to be sued in a court of competent jurisdiction and all courts to which an appeal therefrom may be available, but solely to compel, enforce, modify or vacate any arbitration award.

(g)	To the extent lawful in connection with any such Claims, the Authority and the Tribe expressly waive the application of the doctrines of exhaustion of tribal remedies, abstention or comity that might otherwise require that Claims be heard first in tribal court or other tribal forums of the Tribe.

(h)	The waivers by the Authority and the Tribe set forth herein only extend to claims or proceedings brought by Lakes and any award of damages against the Authority or the Tribe shall be payable solely out of the Collateral.

     Section 10.2 Governing Law. This Agreement is governed by the laws of the State of Minnesota, except that the State of Minnesota’s conflict of laws provisions shall not apply.
ARTICLE 11
Miscellaneous
     Section 11.1 Assignment. The rights and obligations under this Agreement shall not be assigned or subcontracted by any party without the prior written consent of the other parties; provided, however, Lakes may assign this Agreement to a wholly owned subsidiary without the Authority’s or the Tribe’s consent; provided further that Lakes shall remain obligated for the performance of the Lakes subsidiary hereunder. Other than as expressly provided in this Section 11.1, any attempted assignment or subcontracting without prior written consent shall be void. Subject to the preceding requirements, this Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns.
     Section 11.2 Notices. Any notice, consent or any other communication permitted or required by this Agreement: (a) must be in writing; (b) shall be effective three (3) days after the date sent; (c) must be delivered by personal service, via fax with reasonable evidence of transmission, express delivery or by certified or registered mail, postage prepaid, return receipt requested; and (d) until written notice of a new address or addresses is given, must be addressed as follows:

If to the Authority:	Jamul Gaming Authority
P.O. Box 612
14191 Hwy 94 #16
Jamul, CA 91935
Attn: Chairman
Fax: (619) 669-4817

With a Copy to:	Eugene R. Madrigal, Esq.
28581 Old Town Front Street, Suite 208
Temecula, CA 92590
(951) 695-7080
Fax: (951) 695-7081
(copy to counsel does not constitute notice to a party)

If to the Tribe:	Jamul Indian Village
P.O. Box 612
14191 Hwy 94 #16
Jamul, CA 91935
Attn: Chairman
Fax: (619) 669-4817

With a Copy to:	Eugene R. Madrigal, Esq.
28581 Old Town Front Street, Suite 208

Temecula, CA 92590
(951) 695-7080
Fax: (951) 695-7081
(copy to counsel does not constitute notice to a party)

If to Lakes:	Lakes Jamul Development, LLC
130 Cheshire Lane
Minnetonka, MN 55305
Attn: Timothy J. Cope
Fax: (952) 449-7064

With a Copy to:	Damon E. Schramm
General Counsel
Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, Minnesota 55305
Fax: (952) 449-7064

and	Kevin C. Quigley
Hamilton Quigley & Twait PLC
W1450 First National Bank Building
332 Minnesota Street
St. Paul, Minnesota 55101-1314
(651) 602-6262
Fax; (651) 602-9976

Daniel R. Tenenbaum, Esq.
Grey Plant Mooty
500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402-3796
(612) 632-3050
Fax: (612) 632-4050
(copy to counsel does not constitute notice to a party)
     Copies of any notices shall be given to the Gaming Commission at its last known address.
     Section 11.3 Amendments. This Agreement may be amended only by written instrument duly executed by all of the parties and with any and all necessary regulatory approvals, if any, required by Legal Requirements.
     Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     Section 11.5 Force Majeure. No party shall be in default in the performance due under this Agreement if that failure of performance is due to causes beyond its reasonable control, including but not limited to acts of God, war, terrorism, fires, floods, or accidents causing material damage to or destruction of the Project Facilities.
     Section 11.6 Preparation of Agreement. This Agreement has been carefully prepared and reviewed by counsel for each party hereto and may not be construed more strongly for or against any party.
     Section 11.7 Entire Agreement. This Agreement, including all exhibits, represents the entire agreement between the parties and supersedes all provisions of any prior agreements between the parties relating to the development, financing, construction and equipping of the Project and its Project Facilities, and any other matter addressed in this Agreement
     Section 11.8 Indemnification by Lakes. Lakes shall immediately indemnify the Authority and the Tribe and its agents, enrolled members, officers, employees, consultants, attorneys and Affiliates (each an “Authority/Tribe Indemnitee”) from and against any and all damages, claims, losses or expenses of whatever kind or nature, including attorneys’ fees and expenses as and when incurred in defending those claims, losses or expenses, to the extent they result from the gross negligence or willful misconduct of Lakes with respect to (a) the Project or (b) non-performance of any of Lakes’ obligations under this Agreement. Lakes shall have the sole right to control the defense and settlement of any matter in which indemnification is required of Lakes, and shall pay its attorneys’ fees, provided that, with respect to those matters, Lakes shall not be responsible for the attorneys’ fees of attorneys hired by the Authority/Tribe Indemnitee.
     Section 11.9 Indemnification by the Authority and the Tribe. The Authority and the Tribe shall immediately indemnify Lakes and its agents, officers, employees, consultants, attorneys and Affiliates ( each a “Lakes Indemnitee”) from and against any and all damages, claims, losses or expenses of whatever kind or nature, including attorneys’ fees and expenses as and when incurred in defending those claims, losses or expenses, to the extent they result from (a) the gross negligence or willful misconduct of the Authority or the Tribe with respect to (i) the Project or (ii) the performance or non-performance of the Authority’s or the Tribe’s obligations under this Agreement, or (b) the performance by Lakes of any of its obligations under this Agreement but excluding any claims, loss or expense arising from the gross negligence or willful misconduct of Lakes. The Authority and/or the Tribe and Lakes shall consult and agree on the defense and settlement of any matter in which indemnification is required of the Authority or the Tribe, Lakes shall have the right to retain its separate counsel to advise it thereon (but such counsel shall be at Lakes’ own expense), and upon the occurrence of any such claim, the parties shall enter into a mutually acceptable agreement providing for the procedures by which any such claims shall be prosecuted and related costs and expenses shall be reimbursed. Lakes shall be listed as an additional insured on all insurance policies with respect to any Project. The Authority and the Tribe further agree to indemnify and hold each Lakes Indemnitee harmless from any and all liabilities, claims, losses and expenses arising from any prior agreements entered into by the Authority or the Tribe with any Persons or entities in connection with development, construction and/or operation of the Project Facilities.

     Section 11.10 Compliance with Legal Requirements. All parties shall at all times comply with all Legal Requirements applicable to their performance under this Agreement.
     Section 11.11 Further Assurances. The parties agree to do all acts and to deliver all necessary documents as from time to time are reasonably required to carry out the terms and provisions of this Agreement, including the filing of UCC Financing Statements and related security instruments described herein.
     Section 11.12 Cooperation; Approvals. Each of the parties agrees to cooperate in good faith with the other to timely implement the purposes of this Agreement. Any consents or approvals required to be given in connection with this Agreement shall not be unreasonably withheld or delayed by the parties.
     Section 11.13 Confidentiality. Except as required by Legal Requirements, including but not limited to, reporting requirements imposed on publicly traded companies, each of the parties agrees that all non-public information exchanged between the parties with respect to the Project shall be kept confidential by each party and only disclosed to that party’s legal counsel, financial advisors or as reasonably required to be disclosed in connection with the Project.
     Section 11.14 Effective Date. Subject to Section 3. l(c), this Agreement shall become effective and binding upon the date of execution by the parties.
[Signature Page Follows]

     The parties have executed this Development Financing and Services Agreement as of the date stated in the introductory clause.

Jamul Gaming Authority
a governmental component and
instrumentality of the
Jamul Indian Village

By Its:	/s/ Leon Acebedo Leon Acebedo, Chairman

By	/s/ Erica Pinto

Its:	Erica Pinto, Secretary

Jamul Indian Village
a federally recognized Indian tribe

By	/s/ Leon Acebedo

Its:	Leon Acebedo, Chairman

By	/s/ Julia Lotta

Its:	Julia Lotta, Secretary

Lakes Jamul Development, LLC
a Minnesota limited liability company

By	/s/ Timothy Cope

Its:	President /CFO 3/30/06
[Signature Page to Jamul Development Financing and Services Agreement]

34

EXHIBIT A
Gaming Facility Site — Legal Description
EXHIBIT B
Property Not Subject to Development Financing Loan
EXHIBIT C
Detail of Advances Made by Lakes Affiliates Before January 17, 2006 and
Accrued Interest Thereon
EXHIBIT D
Form of Note
EXHIBIT E
Resolution of Limited Waiver of Sovereign Immunity — Authority
EXHIBIT F
Resolution of Limited Waiver of Sovereign Immunity — Tribe

35

EXHIBIT A
Gaming Facility Site — Legal Description
LEGAL DESCRIPTION
PARCEL 2: THE UNITED STATE OF AMERICA IN TRUST FOR SUCH JAMUL INDIANS OF ONE-HALF DEGREE OR MORE INDIAN BLOOD AS THE SECRETARY OF THE INTERIOR MAY DESIGNATE
ALL THAT PORTION OF RANCHO JAMUL, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO L.S. MAP THEREOF NO. 430, FILED IN THE OFFICE OF THE RECORDER OF SAID SAN DIEGO COUNTY, MAY 28, 1931, MORE PARTICULARLY DESCRIBED AS FOLLOWS:
BEGINNING AT CORNER R.J. 16 AS SHOWN ON SAID L.S. MAP NO. 430; THENCE ALONG THE NORTHERLY LINE OF SAID RANCHO JAMUL SOUTH 88° 42’ EAST, 529.24 FEET (RECORD NORTH 88° 42’ WEST, 530.52 FEET) TO THE WESTERLY LINE OF THAT CERTAIN PARCEL OF LAND NOTED INDIAN CEMETERY ON SAID L.S. MAP NO. 430; THENCE ALONG SAID WESTERLY LINE SOUTH 01° 20’ 53” WEST, 239.66 FEET (RECORD NORTH 01° 18’ EAST, 239.0 FEET) TO THE SOUTHWEST CORNER OF SAID INDIAN CEMETERY; THENCE ALONG THE SOUTHERLY LINE OF SAID INDIAN CEMETERY; SOUTH 88° 39’ 07” EAST, 53.55 FEET (NORTH 88° 42’ WEST, 83.5 FEET) TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING ALONG SAID SOUTHERLY LINE AS FOLLOWS: NORTH 01° 20’ 53” EAST 59.94 FEET (RECORD SOUTH 01° 18’ WEST, 59.9 FEET); NORTH 87° 54’ 53” EAST, 665.17 FEET (RECORD SOUTH 87° 52’ WEST, 664.77 FEET) NORTH 01° 20’ 53” EAST, 58.04 FEET (RECORD SOUTH 01° 18’ WEST, 58.00 FEET); SOUTH 88° 42’ 00” EAST, 598.46 FEET TO THE SOUTHWESTERLY LINE OF CAMPO ROAD, SAID POINT BEING ON A 559.59 FOOT RADIUS CURVE CONCAVE SOUTHWESTERLY, A RADIAL LINE FROM SAID POINTS BEARS SOUTH 47° 16’ 18” WEST, THENCE SOUTHEASTERLY ALONG THE ARC OF SAID CURVE, THROUGH A CENTRAL ANGLE OF 03° 29’ 08” A DISTANCE OF 33.80 FEET: THENCE LEAVING SAID SOUTHWESTERLY LINE NORTH 88° 42’ 00” WEST, 338.54 FEET: THENCE SOUTH 21° 58’ 02: EAST, 257.03 FEET: THENCE NORTH 86° 48’ 26” WEST, 721.24 FEET: THENCE NORTH 86° 21’ 37” WEST, 338.78 FEET TO THE TRUE POINT OF BEGINNING.
PARCEL 3: THE UNITED STATES OF AMERICA IN TRUST FOR THE JAMUL INDIAN VILLAGE

ALL THAT PORTION OF RANCHO JAMUL, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO L.S. MAP THEREOF NO. 430, FILED IN THE OFFICE OF THE RECORDER OF SAID SAN DIEGO COUNTY, MAY 28, 1931, MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT A POINT ON THE NORTH BOUNDARY LINE OF THE RANCHO JAMUL, DISTANCE 648.5 FEET EAST FROM THE RANCHO JAMUL CORNER NO. 16: THENCE EAST, ALONG SAID NORTH BOUNDARY LINE 1383.0 FEET TO A POINT ON THE WESTERLY LINE OF COUNTY ROAD: THENCE SOUTH 49° 13’ EAST, ALONG SAID WESTERLY LINE OF COUNTY ROAD 26.02 FEET TO A POINT: THENCE WEST 594.7 FEET TO A POINT: THENCE SOUTH 58.0 FEET TO A POINT: THENCE SOUTH 86° 45’ WEST 704.0 FEET TO A POINT: THENCE SOUTH 43° 30’ WEST 88.5 FEET TO A POINT: THENCE SOUTH 59.9 FEET TO A POINT: THENCE WEST 44.2 FEET TO A POINT, THENCE NORTH 239.0 FEET TO A POINT OF BEGINNING.
EXCEPTING THEREFROM THAT PORTION THEREOF CONVEYED TO THE UNITED STATE OF AMERICA IN TRUST FOR THE JAMUL INDIAN VILLAGE IN DEED RECORDED JULY 27,1982 AS FILE NO. 82-229256 OF OFFICIAL RECORDS.

EXHIBIT B
(Property not subject to Development Financing Loan)
JAMUL — 11 ACRE PARCEL:
PARCEL 1:
THAT PORTION OF LOT 5 OF THE SOUTHWEST QUARTER OF THE NORTHWEST QUARTER OF SECTION 10, TOWNSHIP 17 SOUTH, RANGE 1 EAST, SAN BERNARDINO MERIDIAN, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO OFFICIAL PLAT THEREOF, DESCRIBED AS FOLLOWS:
BEGINNING AT THE SOUTHWESTERLY CORNER OF SAID LOT 5; THENCE ALONG THE SOUTHERLY LINE OF SAID LOT 5 SOUTH 84°47’00” WEST 601.86 FEET TO THE SOUTHEASTERLY CORNER OF THAT PARCEL OF LAND CONVEYED TO ORSEN B. THAYER BY DEED RECORDED JULY 19, 1888 IN BOOK 125, PAGE 390 OF DEEDS; THENCE ALONG THE EASTERLY LINE OF SAID THAYER LAND, NORTH 0°07’00” WEST 706.81 FEET TO THE WESTERLY PROLONGATION OF THE SOUTHERLY LINE OF THAT PARCEL OF LAND CONVEYED AMY B. NOBARD BY DEED RECORDED JULY 24,1930 AS FILE NO. 35224 IN BOOK 1795, PAGE 217 OF DEEDS; THENCE ALONG SAID PROLONGATION AND ALONG THE SAID SOUTHERLY LINE NORTH 86°23’40” EAST 614.36 FEET TO THE EASTERLY LINE OF SAID LOT 5; THENCE ALONG SAID EASTERLY LOT LINE SOUTH 1 01’25” WEST 690.83 FEET TO THE POINT OF BEGINNING.
PARCEL 2:
ALL THAT PORTION OF LOT 6 IN SECTION 10, TOWNSHIP 17 SOUTH, RANGE 1 EAST, SAN BERNARDINO MERIDIAN, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO OFFICIAL PLAT THEREOF, LYING WEST OF THE CENTER LINE OF THE RELOCATION OF THE COUNTY HIGHWAY KNOWN AS ROUTE 16, DIVISION 2 ACCORDING TO MAP THEREOF ON FILE IN THE OFFICE OF THE COUNTY SURVEYOR OF SAN DIEGO COUNTY AND LYING SOUTH OF THE SOUTH LINE OF THE PARCEL OF LAND CONVEYED TO WILLIAM E. LOWE, BY DEED DATED SEPTEMBER 25, 1930 AND RECORDED IN BOOK 1820, PAGE 143 OF DEEDS, RECORDS OF SAID SAN DIEGO COUNTY.
PARCEL 3:
THE EASTERLY 8.00 FEET OF LOTS 31 AND 32 OF COUNTY OF SAN DIEGO TRACT NO. 3673, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 10781, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, NOVEMBER 30, 1983.
ALSO THE EASTERLY 8.00 FEET OF THE SOUTHERLY 0.40 FEET OF LOT 30 OF

COUNTY OF SAN DIEGO TRACT NO. 3673, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 10781, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, NOVEMBER 30, 1983.
SAID PARCELS 1, 2 AND 3 IN THE AGGREGATE CONTAINING 11.3 ACRES MORE OR LESS.
JAMUL — 87 ACRE PARCEL:
LOTS 12 AND 13 AND THAT PORTION OF LOT 11 LYING WESTERLY OF COUNTY ROAD SURVEY NO. 150, IN SECTION 10, TOWNSHIP 17 SOUTH, RANGE 1 EAST, SAN BEARNARDINO BASE AND MERIDIAN, IN THE COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO OFFICIAL PLAT THEREOF.
SAID LAND IS ALSO SHOWN ON RECORD OF SURVEY MAP NO. 695, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY.
EXCEPTING THEREFROM THAT PORTION DESCRIBED AS FOLLOWS:
COMMENCING AT CORNER NO. 16 OF RANCHO JAMUL, ACCORDING TO THE RECORD OF SURVEY MAP NO. 695, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY; THENCE SOUTH 88°23’30” EAST ALONG THE NORTHERLY LINE OF SAID RANCHO JAMUL, A DISTANCE OF 1242.57 FEET TO THE TRUE POINT OF BEGINNING; THENCE CONTINUING SOUTH 88°23’30” EAST ALONG SAID NORTHERLY LINE, A DISTANCE OF 671.25 FEET TO THE SOUTHWESTERLY LINE OF HIGHWAY ROUTE 16, DIVISION 2, ALSO KNOWN AS CAMPO ROAD AND STATE HIGHWAY 94; THENCE NORTHWESTERLY ALONG SAID SOUTHWESTERLY LINE THE FOLLOWING COURSES:
NORTH 47°30’30” WEST, 291.98 FEET; NORTH 46°30’30” WEST, 264.02 FEET; NORTH 61°03’30” WEST, 123.75 FEET; NORTH 47°57’30” WEST, 189.19 FEET; THENCE LEAVING SAID SOUTHWESTERLY LINE SOUTH 01°36’30” WEST, 546.89 FEET TO THE TRUE POINT OF BEGINNING.
SAID PARCELS IN THE AGGREGATE CONTAINING APPROXIMATELY 86.30 ACRES